Exhibit 5.1

August 21, 2012

Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Securities and Exchange Commission Examiner:

We are acting as counsel for Renegade Ventures, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-11 (the “Registration Statement”), as to which this opinion is a part, filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2012 for the registration by certain selling shareholders and the Company of 20,000,000 shares of common stock, $0.00001 par value, of the Company (the “Shares”).

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that:

The shares to be registered as covered by the Registration Statement will be, when sold, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Respectfully submitted,

/s/ Bart and Associates, LLC
Bart and Associates, LLC